EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 (No. 333-219753), Form S-8 (Nos. 333-129385, 333-129387, 333-129389, 333-129390, 333-135064, 333-146989, 333-146990, 333-157686,333-180979, 333-195951 and 333-217824) of our reports dated March 1, 2019, relating to the financial statements and financial statement schedules of Oppenheimer Holdings Inc. and subsidiaries (the “Company”) and the effectiveness of Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, NY
March 1, 2019